Exhibit 99.1

News Release

Contact: Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

CHIQUITA REPORTS FOURTH QUARTER AND FULL-YEAR 2006 RESULTS

Net Sales Increased 9% in Q4 on Higher Banana Volumes and Improved North American Banana

Pricing and 15% for Full Year Reflecting Growth from Acquisition of Fresh Express

Company Provides an Update on U.S. Department of Justice Investigation

CINCINNATI – Feb. 22, 2007 – Chiquita Brands International, Inc. (NYSE: CQB) today released financial and operating results for the fourth quarter and full-year 2006. Fourth quarter net sales increased by 9 percent year-over-year to $1.1 billion, and the company reported a net loss of $42 million, or ($0.99) per diluted share, including a $25 million accrual related to a potential settlement of a previously disclosed U.S. Department of Justice investigation. This compares to a net loss of $19 million, or ($0.45) per diluted share in the year-ago period. For the full year, net sales increased by 15 percent to $4.5 billion, and the company reported a net loss of $96 million, or ($2.28) per diluted share, compared to net income of $131 million, or $2.92 per diluted share, in 2005.

“We continued to drive top-line growth in the fourth quarter and, as expected, we began to overcome several significant headwinds that had impacted our results in the third quarter,” said Fernando Aguirre, chairman and chief executive officer. “Net sales increased due primarily to improved banana volume in Europe and higher banana volume and pricing in North America.”

Aguirre continued, “We continue to face a challenging and evolving environment due to competitive pressures and regulatory changes in the European banana market as well as lingering consumer concerns about the safety of fresh spinach and packaged salads in the United States. However, we believe the strategic initiatives we have put in place will effectively address these issues and gain momentum in 2007. Moreover, we strongly believe that our efforts to further leverage Fresh Express and develop new innovative products are successfully positioning Chiquita for the long-term. Our team remains focused on driving profitable growth across our operations and on our vision to become a consumer-driven global leader in branded, healthy, fresh foods.”

FOURTH QUARTER AND FULL YEAR 2006 SUMMARY

($ millions)	Q4 2006	Q4 2005	FY 2006	FY 2005
Net Sales	$1,084.8	$999.1	$4,499.1	$3,904.4
Operating Income (Loss)	$(33.8)	$(0.7)	$(27.7)	$187.6
Operating Cash Flow	$(65.1)	$11.3	$15.3	$223.1
Net Income (Loss)	$(41.9)	$(19.0)	$(95.9)	$131.4

•

Net Sales: Quarterly sales increased primarily due to increased banana volume in Europe and North America, improved banana pricing in North America, higher Fresh Select sales and favorable foreign exchange, partly offset by lower banana pricing in Europe. The increase in annual sales reflects the positive full-year impact of the acquisition of Fresh Express in mid-2005.

•

Operating Income (Loss): The quarterly operating loss increased year-over-year due to the impact of changes in the European banana market, which have resulted in lower pricing and increased tariffs; higher fuel and other industry costs; and the accrual for potential settlement of the U.S. Department of Justice investigation described below. These were partially offset by lower marketing expenses in Europe and costs from Tropical Storm Gamma in the year-ago period that did not recur. In addition to the factors impacting the fourth quarter operating results, operating results for the full-year 2006 were impacted by a $43 million goodwill impairment charge related to Atlanta AG, while operating income for 2005 included charges of $23 million for flooding in Honduras and the closure of a fresh-cut fruit facility.

•

Cash used in operations in the fourth quarter 2006 was $65 million compared to cash provided by operations of $11 million in the year-ago period. For the quarter, the decline was due to lower operating income and increases in seasonal working capital requirements compared to the year-ago period. For the full year, the decline in cash flow is attributable to lower operating income.

•

Total debt was $1.029 billion at Dec. 31, 2006, compared to $997 million at Dec. 31, 2005. The increase was due to $44 million of borrowings on the company’s revolving credit facility in the 2006 fourth quarter to fund seasonal working capital needs.

•	Cash was $65 million at Dec. 31, 2006, compared to $89 million at Dec. 31, 2005.

For detailed segment information, see Exhibit A for the fourth quarter and Exhibit B for the full-year 2006.

UPDATE ON U.S. DEPARTMENT OF JUSTICE INVESTIGATION

As previously disclosed, in April 2003 the company’s management and audit committee, in consultation with the board of directors, voluntarily disclosed to the U.S. Department of Justice (the “Justice Department”) that its former banana-producing subsidiary in Colombia, which was sold in June 2004, had made payments to certain groups in that country which had been designated under United States law as foreign terrorist organizations. Following the voluntary disclosure, the Justice Department undertook an investigation, including consideration by a grand jury. In March 2004, the Justice Department advised that, as part of its criminal investigation, it would be evaluating the role and conduct of the company and some of its officers in the matter. In September and October 2005, the company was advised that the investigation was continuing and that the conduct of the company and some of its officers and directors was within the scope of the investigation.

During the fourth quarter of 2006, the company commenced discussions with the Justice Department about the possibility of reaching a plea agreement. As a result of these discussions, and in accordance with the guidelines set forth in SFAS No. 5 (“Accounting for Contingencies”), the company has recorded a reserve of $25 million in its financial statements for the quarter and year ended December 31, 2006. This amount reflects liability for payment of a proposed financial sanction contained in an offer of settlement made by the company to the Justice Department. The $25 million would be paid out in five equal annual installments, with interest, beginning on the date judgment is entered. The Justice Department has indicated that it is prepared to accept both the amount and the payment terms of the proposed $25 million sanction.

Negotiations are ongoing, and there can be no assurance that a plea agreement will be reached or that the financial impacts of any such agreement, if reached, will not exceed the amounts currently accrued in the financial statements. Furthermore, such an agreement would not affect the scope or outcome of any continuing investigation involving any individuals.

In the event an acceptable plea agreement between the company and the Justice Department is not reached, the company believes the Justice Department is likely to file charges, against which the company would aggressively defend itself. The company is unable to predict the financial or other potential impacts that would result from an indictment or conviction of the company or any individual, or from any related litigation, including the materiality of such events.

OUTLOOK

While the company does not provide specific guidance for net sales and net income, the following information is provided to assist investors in analyzing the company’s results for 2007.

•	The company expects 2007 capital expenditures to be in the range of $65-75 million.

•	Depreciation and amortization expense is estimated to be approximately $90 million in 2007.

•	Gross interest expense in 2007 is estimated to be in the range of $85-90 million, and net interest expense is expected to be $80-85 million, assuming an average LIBOR rate of 5.3 percent.

•	The company expects to apply excess cash primarily to pay down debt until it reaches its target total debt-to-capital ratio of 40 percent. At year-end 2006, this ratio was 54 percent.

•

While the company does not offer forward-looking pricing or volume estimates, it provides regular updates eight times per year on year-over-year percentage changes in pricing and volume in its major operating regions (see Exhibit E).

•

In the first half of 2006, the company incurred higher sourcing and logistics costs totaling $24 million due to banana volume shortfalls caused by Hurricane Stan and Tropical Storm Gamma, which affected results by $16 million in the first quarter and $8 million in the second quarter. These storm impacts are not expected to recur in this year’s first half.

•

The company estimates costs for items such as raw products, fuel, ship charters, paper and resins to be approximately $40-50 million higher in 2007 than in 2006. Approximately three-quarters of the increases relate to the cost of raw products, most of which relate to bananas and will be heavily weighted toward the first four months of the year. To mitigate such increases, the company continuously seeks cost savings across its global operations. In 2007, the company is targeting $40 million in gross cost savings, most of which are expected to occur later in the year.

•	Based on current euro forward rates, the company’s 2007 currency hedging costs are estimated to be approximately equal to the $17 million of costs in 2006.

•

Declining prices over the last several months have allowed the company to increase its fuel hedge coverage to approximately 65 percent through 2009. Based on current market forward rates, the company expects a fuel hedging loss of $6 million in 2007, compared to a $12 million gain in 2006.

•

The company expects reduced sales and decreased margins resulting from consumer concerns about the safety of packaged salad products to continue to negatively affect Fresh Cut segment results through at least the third quarter 2007. In addition, the record January freeze in Arizona is expected to impact Fresh Cut operating results by up to $4 million in the first quarter 2007.

CONFERENCE CALL

A conference call to discuss fourth quarter 2006 results will begin at 4:30 p.m. EST today and will be available via webcast at www.chiquita.com. Toll-free telephone access will be available by dialing 1-888-202-2422 in the United States and +913-981-5592 from international locations. A webcast of the call at www.chiquita.com and an audio replay of the call will be available until March 8, 2007. To access the phone replay, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the access code 1045913. After March 9, 2007, a transcript of the call will be available on the web site for 12 months.

ABOUT CHIQUITA BRANDS INTERNATIONAL, INC.

With annual revenues of approximately $4.5 billion, Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads. The company’s products and services are designed to win the hearts and smiles of the world’s consumers by helping them enjoy healthy fresh foods. The company markets its products under the Chiquita® and Fresh Express® premium brands and other related trademarks. Chiquita employs approximately 25,000 people operating in more than 70 countries worldwide. For more information, please visit our web site at www.chiquita.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including the impact of the 2006 conversion to a tariff-only banana import regime in the European Union; unusual weather conditions; industry and competitive conditions; financing; product recalls and other events affecting the industry and consumer confidence in the company’s products; the customary risks experienced by global food companies, such as the impact of product and commodity prices, food safety, currency exchange rate fluctuations, government regulations, labor relations, taxes, crop risks, political instability and terrorism; and the outcome of pending governmental investigations and claims involving the company.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita's financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Exhibit A:

FOURTH QUARTER DETAILED SEGMENT INFORMATION

(All comparisons below are to the fourth quarter 2005, unless otherwise specified.)

Bananas

In the Banana segment, which includes the sourcing, transportation, marketing and distribution of bananas, net sales increased by 11 percent to $495 million from $448 million. The operating loss for the segment was $26 million, compared to operating income of $5 million in the prior year.

Segment operating income was adversely affected by the following factors:

•	$30 million from lower European local banana pricing, attributable to regulatory changes that resulted in more intense price competition in the market.

•	$25 million accrual for potential settlement of a contingent liability related to a previously disclosed U.S. Department of Justice investigation of the company.

•

$22 million of net incremental costs associated with higher banana import tariffs in the European Union. This increase was in line with previous company guidance and resulted from approximately $31 million of incremental tariff costs, partially offset by savings of approximately $9 million as the company was not required to purchase banana import licenses.

•	$10 million of industry cost increases for fuel, fruit, paper and ship charters, which was in line with previous company guidance.

•	$5 million in higher professional fees related to previously reported legal proceedings and investigations.

The adverse items were partially offset during the quarter by:

•	$20 million from lower marketing costs, primarily in Europe.

•	$17 million impact from 2005 flooding in Honduras as a result of Tropical Storm Gamma, which did not recur in the fourth quarter 2006.

•	$7 million of net cost savings primarily related to efficiencies in the company’s supply chain and tropical production.

•	$6 million benefit from the impact of European currency (outlined in Exhibit F).

•	$4 million from higher volume in core European markets.

•	$4 million from higher pricing in North America.

For further details on banana volume and pricing, see Exhibits D and E.

Fresh Select

In the Fresh Select segment, which includes the sourcing, marketing and distribution of whole fresh fruits and vegetables other than bananas, net sales increased 13 percent to $316 million from $281 million. The operating loss was $6 million, compared to a loss of $1 million in the 2005 fourth quarter. Year-over-year improvements in the company’s North American Fresh Select operations were more than offset by a decline in profitability at Atlanta AG, due to intense price competition in its primary market of Germany. As part of its profit improvement plan, Atlanta AG incurred a charge of approximately $3 million in the fourth quarter related to rationalization of its distribution network including the closure of one facility.

Fresh Cut

In the Fresh Cut segment, which includes value-added salads, foodservice, and fresh-cut fruit operations, net sales were flat at $256 million. The segment operating loss was $1 million, compared to an operating loss of $5 million in the same quarter of 2005.

Fresh Cut operating results improved year-over-year due to the following factors:

•	$6 million of noncash charges in 2005 from the shut-down of the company’s former fresh-cut fruit facility in Manteno, Ill., which did not recur in the fourth quarter 2006.

•	$5 million from the achievement of acquisition synergies.

•	$3 million from lower accruals for performance-based compensation due to lower operating results relative to targets.

•	$3 million from 5 percent higher unit volume in retail value-added salads, reflecting industry-leading growth.

However, these items were partially offset by:

•	$7 million due to a 4 percent decline in prices on retail value-added salads.

•	$3 million of increased marketing costs, including $1 million to help restore consumer confidence in packaged salads after discovery of E. coli in certain industry spinach products in September 2006.

•	$2 million of higher industry costs.

•	$2 million due to a 3 percent decline in prices in foodservice.

The company believes that fourth quarter operating results were approximately $9 million lower than they otherwise would have been as a result of reduced sales and decreased margins resulting from consumer concerns about the safety of packaged salad products.

Exhibit B:

FULL-YEAR 2006 DETAILED SEGMENT INFORMATION

(All comparisons below are to the full-year 2005, unless otherwise specified.)

Bananas

Net sales for the Banana segment were flat at $1.9 billion. The operating loss for the segment was $21 million, compared to income of $182 million in 2005.

Banana segment operating results were adversely affected by:

•

$110 million from lower European local banana pricing, attributable in part to regulatory changes that resulted in more intense price competition in the market, as well as the unseasonably hot weather in many parts of Europe during the third quarter, which depressed consumer demand.

•

$75 million of net incremental costs associated with higher banana tariffs in the European Union. This increase was in line with previous company guidance and consisted of approximately $116 million of incremental tariff costs, offset by approximately $41 million of expenses incurred in 2005 to purchase banana import licenses, which are no longer required.

•	$54 million of industry cost increases for fuel, fruit, paper and ship charters, in line with previous company guidance.

•

$25 million of higher sourcing, logistics and other costs for replacement fruit in 2006 due to banana volume shortfalls caused by Hurricane Stan and Tropical Storm Gamma, which occurred in the fourth quarter 2005.

•	$25 million accrual for potential settlement of a contingent liability related to a previously disclosed U.S. Department of Justice investigation of the company.

•	$14 million goodwill impairment charge related to Atlanta AG.

•	$12 million in higher professional fees related to previously reported legal proceedings and investigations.

These adverse items were offset in part by:

•	$23 million of net cost savings primarily related to efficiencies in the company’s supply chain and tropical production.

•	$21 million from higher pricing in North America.

•	$20 million from lower marketing costs, primarily in Europe.

•	$17 million impact from 2005 flooding in Honduras as a result of Tropical Storm Gamma, which did not recur.

•	$13 million benefit from the impact of European currency (outlined in Exhibit F).

•	$11 million of costs related to flooding in Costa Rica and Panama in the first half of 2005 that did not repeat in 2006.

•	$10 million from lower accruals for performance-based compensation due to lower operating results relative to targets.

Fresh Select

Full-year net sales for the company’s Fresh Select segment were flat at $1.4 billion. The full-year 2006 operating loss was $27 million, compared to operating income of $10 million in 2005. The 2006 operating results include a $29 million charge relating to goodwill impairment. Aside from the goodwill impairment charge, year-over-year improvements in the company’s North American Fresh Select operations were more than offset by a decline in profitability at Atlanta AG, and lower pricing and currency-related declines at the company’s Chilean operations.

During the 2006 third quarter, due to the decline in Atlanta AG’s business performance, the company accelerated the testing of Atlanta’s goodwill and fixed assets for impairment. As a result, the company recorded an impairment charge in the 2006 third quarter for the full amount of Atlanta AG’s goodwill, of which $29 million was included in the Fresh Select segment and $14 million in the Banana segment.

Fresh Cut

Net sales in 2006 for the company’s Fresh Cut segment were $1.1 billion, up from $539 million in 2005 due to the Fresh Express acquisition in mid-2005. The segment had operating income of $25 million, compared to an operating loss of $3 million in 2005.

Fresh Cut segment results were favorably affected by the acquisition of Fresh Express, partially offset by $9 million of third-quarter 2006 direct costs, such as abandoned raw product inventory and noncancelable purchase commitments, related to consumer concerns about the safety of packaged salads. In addition to these direct costs, the company believes that 2006 operating income was approximately $12 million lower than it otherwise would have been, as a result of reduced sales and decreased margins.

On a pro forma basis as if the company had completed the acquisition of Fresh Express on Dec. 31, 2004, there was a $12 million improvement in Fresh Cut segment operating income compared to 2005. The improvement in pro forma results was driven by a 10 percent increase in volume and a 2 percent increase in net revenue per case in retail value-added salads, continuing improvements in fresh-cut fruit operations, the achievement of acquisition synergies and other cost savings, and $6 million of noncash charges in 2005 from the shut-down of the fresh-cut fruit facility noted above. These improvements were partially offset by the impacts related to consumer concerns about the safety of packaged salads, as well as by higher industry costs. The pro forma segment results may not be indicative of what the actual results would have been had the acquisition been completed on the date assumed or the results that may be achieved in the future.

Exhibit C:

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT1

(Unaudited—in millions, except per share amounts)

	Quarter Ended Dec. 31,		Year Ended Dec. 31,
	2006	2005	2006	2005
Net sales	$1,084.8	$999.1	$4,499.1	$3,904.4

Operating expenses
Cost of sales	955.7	851.9	3,960.9	3,268.1
Selling, general and administrative	115.4	122.6	416.5	384.2
Depreciation	19.7	18.6	77.8	59.8
Amortization	2.5	2.5	9.7	5.3
Equity in losses (earnings) of investees	0.3	4.2	(5.9)	(0.6)
Goodwill impairment	—	—	42.8	—
Charge for contingent liabilities	25.0	—	25.0	—

	1,118.6	999.8	4,526.8	3,716.8

Operating income (loss)	(33.8)	(0.7)	(27.7)	187.6

Interest income	2.8	2.6	9.0	10.3
Interest expense	(23.7)	(23.2)	(85.6)	(60.3)
Other income (expense), net[2]	6.3	(1.8)	6.3	(3.1)

Income (loss) before taxes	(48.4)	(23.1)	(98.0)	134.5
Income taxes[3]	6.5	4.1	2.1	(3.1)

Net income (loss)	$(41.9)	$(19.0)	$(95.9)	$131.4

Basic earnings per share	$(0.99)	$(0.45)	$(2.28)	$3.16
Diluted earnings per share[4]	(0.99)	(0.45)	(2.28)	2.92

Shares used to calculate basic earnings per share	42.1	41.9	42.1	41.6
Shares used to calculate diluted earnings per share[4]	42.1	41.9	42.1	45.1

[1]	The company’s Consolidated Income Statement includes the operations of Fresh Express and interest expense on the acquisition financing since the June 28, 2005, acquisition date.
[2]	In December 2006, the company sold its 10 percent ownership in Chiquita Brands South Pacific, an Australian fresh produce distributor. The company realized a $6 million gain on the sale of the shares.
[3]

Income taxes for the quarter and year ended Dec. 31, 2006, include aggregate benefits of $7 million and $10 million, respectively, primarily from the resolution of tax contingencies and reduction in valuation allowances against net operating loss positions. In addition, the company recorded a tax benefit of $5 million due to a change in German tax law. Income taxes for the quarter and year-ended Dec. 31, 2005, include aggregate benefits of $5 million and $8 million, respectively, primarily from the resolution of tax contingencies and reduction in valuation allowance of a foreign subsidiary due to the execution of tax-planning initiatives.

[4]	Includes the dilutive effect of outstanding warrants and stock options, based on the treasury stock method, and the dilutive effect of restricted stock awards.

EXHIBIT D:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS—FOURTH QUARTER

(Unaudited—in millions, except for percentages and exchange rates)

	Quarter Ended Dec. 31,		Percent Change Favorable (Unfavorable)
	2006	2005	vs. 2005
Net sales by segment
Bananas	$494.8	$447.6	10.5%
Fresh Select	316.2	280.5	12.7%
Fresh Cut	255.8	256.3	(0.2)%
Other	18.0	14.7	22.4%

Total net sales	1,084.8	999.1	8.6%

Segment operating income (loss)
Bananas[1]	$(26.2)	$5.3	n/a
Fresh Select	(5.9)	(1.0)	n/a
Fresh Cut	(1.1)	(4.6)	76.1%
Other	(0.6)	(0.4)	(50.0)%

Total operating loss	(33.8)	(0.7)	n/a

Operating margin by segment
Bananas	(5.3)%	1.2%	(6.5 pts )
Fresh Select	(1.9)%	(0.4)%	(1.5 pts )
Fresh Cut	(0.4)%	(1.8)%	1.4 pts

SG&A as a percent of sales	10.6%	12.3%	1.7 pts

Company banana sales volume (40 lb. boxes)
Core European Markets[2]	13.4	12.9	3.9%
Trading Markets[3]	5.3	2.9	82.8%
North America	14.2	13.5	5.2%
Asia and the Middle East[4]	5.2	5.7	(8.8)%

Total	38.1	35.0	8.9%

Fresh Express retail value-added salad sales volume (12-count cases)	14.2	13.5	5.2%

Euro average exchange rate, spot (dollars per euro)	$1.28	$1.19	7.6%

Euro average exchange rate, hedged (dollars per euro)	$1.25	$1.21	3.3%

[1]

For the quarter ended Dec. 31, 2006, results include $25 million for potential settlement of a contingent liability related to a previously disclosed U.S. Department of Justice investigation of the company.

[2]	The 25 countries of the European Union, Switzerland, Norway and Iceland.
[3]	Other European and Mediterranean countries not listed above.
[4]	The company primarily operates through joint ventures in this region.

Exhibit D (continued):

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS—FULL YEAR1

(Unaudited—in millions, except for percentages and exchange rates)

	Year Ended Dec. 31,		Percent Change Favorable (Unfavorable)
	2006	2005	vs. 2005
Net sales by segment
Bananas	$1,933.8	$1,950.6	(0.9)%
Fresh Select	1,356.0	1,353.6	0.2%
Fresh Cut[1]	1,139.1	538.7	*
Other	70.2	61.5	14.1%

Total net sales	4,499.1	3,904.4	15.2%

Segment operating income (loss)
Bananas[2]	$(20.6)	$182.1	n/a
Fresh Select[3]	(27.3)	10.5	n/a
Fresh Cut[1]	24.8	(3.3)	*
Other	(4.6)	(1.7)	(170.6)%

Total operating income (loss)	(27.7)	187.6	n/a

Operating margin by segment
Bananas	(1.1)%	9.3%	(10.4 pts )
Fresh Select	(2.0)%	0.8%	(2.8 pts )
Fresh Cut[1]	2.2%	(0.6)%	*

SG&A as a percent of sales	9.3%	9.8%	0.5 pts

Company banana sales volume (40 lb. boxes)
Core European Markets[4]	53.8	54.0	(0.4)%
Trading Markets[5]	12.5	6.9	81.2%
North America	56.9	58.4	(2.6)%
Asia and the Middle East[6]	20.9	19.2	8.9%

Total	144.1	138.5	4.0%
Fresh Express retail value-added salad sales volume[7] (12-count cases)	63.1	57.6	9.5%

Euro average exchange rate, spot (dollars per euro)	$1.25	$1.25	0.0%

Euro average exchange rate, hedged (dollars per euro)	$1.21	$1.23	(1.6)%

[1]	The results include the operations of Fresh Express only from the June 28, 2005, acquisition date.
[2]

For 2006, results include $25 million for potential settlement of a contingent liability related to a previously disclosed U.S. Department of Justice investigation of the company and $14 million of goodwill impairment charges from the Atlanta AG business.

[3]	For 2006, results include $29 million of goodwill impairment charges from the Atlanta AG business.
[4]	The 25 countries of the European Union, Switzerland, Norway and Iceland.
[5]	Other European and Mediterranean countries not listed above.
[6]	The company primarily operates through joint ventures in this region.
[7]	These results include volumes sold prior to June 28, 2005, when Fresh Express was not owned by Chiquita.
*	Not comparable due to the Fresh Express acquisition.

Exhibit E:

CHIQUITA AVERAGE BANANA PRICES AND VOLUME

YEAR-OVER-YEAR PERCENTAGE CHANGE

2006 vs. 2005

(Unaudited)

	Pricing		Volume
Region	Q4	Year	Q4	Year
Core European Markets[1]
U.S. Dollar basis[2]	(6)%	(10)%	4%	(0)%
Local Currency	(13)%	(11)%

Trading Markets[3]
U.S. Dollar basis	6%	(4)%	83%	81%

North America	4%	5%	5%	(3)%

Asia and the Middle East[4]
U.S. Dollar basis[5]	18%	4%	(9)%	9%

[1]	The 25 countries of the European Union, Switzerland, Norway and Iceland.
[2]	Prices on a U.S. dollar basis do not include the impact of hedging.
[3]	Other European and Mediterranean countries not listed above.
[4]	The company primarily operates through joint ventures in this region.
[5]	Since the majority of the company’s business in this region is now invoiced in U.S. dollars, the company does not provide the local currency equivalent.

FRESH EXPRESS RETAIL VALUE-ADDED SALADS

NET REVENUE PER CASE AND VOLUME

YEAR-OVER-YEAR PERCENTAGE CHANGE6

2006 vs. 2005

(Unaudited)

	Net Revenue Per Case		Volume
Region	Q4	Year	Q4	Year
North America	(4)%	2%	5%	10%

[6]	These results include net revenues and volumes sold prior to June 28, 2005, when Fresh Express was not owned by Chiquita.

Exhibit F:

EUROPEAN CURRENCY

YEAR-OVER-YEAR CHANGE—FAVORABLE (UNFAVORABLE)

2006 vs. 2005

(Unaudited—in millions)

	Q4	Year
Currency Impact (Euro/Dollar)
Revenue	$17	$1
Local Costs	(6)	(2)
Hedging[1]	(7)	(9)
Balance sheet translation[2]	2	23

Net European currency impact	$6	$13

[1]	Hedging costs in the fourth quarter 2006 were $4 million compared to a gain of $3 million in the fourth quarter 2005. Hedging costs for 2006 were $17 million compared to $8 million for 2005.
[2]

Balance sheet translation in the fourth quarter 2006 was a gain of $1 million compared to a loss of $1 million in the fourth quarter 2005. Balance sheet translation for 2006 was a gain of $2 million compared to a loss of $21 million for 2005.

Exhibit G:

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE—FOURTH QUARTER 2006

(Unaudited—in millions)

	Sept. 30, 2006	Additions		Payments, Other Reductions	Dec. 31, 2006
Parent Company
7 1/2% Senior Notes	$250.0	$—		$—	$250.0
8 7/8% Senior Notes	225.0	—		—	225.0

Subsidiaries
Chiquita Brands L.L.C. facility
Term Loan B	24.4	—		(0.1)	24.3
Term Loan C	370.3	—		(0.9)	369.4
Revolver	—	44.0	(a)	—	44.0

Shipping	105.3	3.1	(b)	(7.8)	100.6

Other	14.8	0.4		—	15.2

Total Debt	$989.8	$47.5		$(8.8)	$1,028.5

DEBT SCHEDULE—YEAR-TO-DATE 2006

(Unaudited—in millions)

	Dec. 31, 2005	Additions		Payments, Other Reductions		Dec. 31, 2006
Parent Company
7 1/2% Senior Notes	$250.0	$—		$—		$250.0
8 7/8% Senior Notes	225.0	—		—		225.0

Subsidiaries
Chiquita Brands L.L.C. facility
Term Loan B	24.6	—		(0.3)		24.3
Term Loan C	373.1	—		(3.7)		369.4
Revolver	—	71.0	(a)	(27.0	)(a)	44.0

Shipping	111.4	8.1	(b)	(18.9)		100.6

Other	13.0	2.2		—		15.2

Total Debt	$997.1	$81.3		$(49.9)		$1,028.5

(a)

In the first quarter 2006, the company borrowed $27 million for seasonal working capital requirements under its revolving credit facility. The company repaid these revolver borrowings in the second quarter 2006. In the fourth quarter 2006, the company borrowed $44 million under its revolving credit facility for seasonal working capital requirements. In 2007 to date, the company has borrowed an additional $40 million under its revolving credit facility.

(b)	Represents the exchange impact on euro-denominated debt.